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                            Exhibit 1 to Form 8-K


                            ASSET PURCHASE AGREEMENT


  This Asset Purchase Agreement is dated as of December 16, 1993 (the "Agreement") and is by and between Motorola, Inc., a Delaware corporation whose principal executive offices are at 1303 East Algonquin Road, Schaumburg, IL 60196 ("Motorola"), and Western Digital Corporation, a Delaware corporation whose principal executive offices are at 8105 Irvine Center Drive, Irvine, California 92718 (the "Company").

  Subject to the terms and conditions hereinafter set forth, Motorola desires to purchase the Company's wafer fabrication facilities at 1 Banting in Irvine, California (the "Banting Site") and certain related assets in exchange for the consideration described in this Agreement. The Company is willing to sell, or cause to be sold, such facilities and assets for this consideration. In order to induce Motorola to acquire such facilities and assets, the Company is prepared to make certain representations, warranties and covenants and provide certain indemnities and other protections.

For purposes of this Agreement, the following terms shall be defined as follows:

         "Affiliate" of any Person means any other Person directly or indirectly controlling (within the meaning of Rule 12b-2 under the Exchange Act as in effect on the Closing Date), or directly or indirectly controlled by or under direct or indirect common control with such Person.

         "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or Governmental Authority.

         "Subsidiary" of any Person shall mean a corporation, company or other entity (i) 100% of whose outstanding shares of securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares of securities (as may be the case in a partnership, joint venture or unincorporated association), but 100% of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

         "Applicable Environmental Law" shall mean any statute, regulation, rule, order, or law that regulates or prohibits the use, sale, treatment, disposal, storage, of any Hazardous Material (as defined below), including but not limited to the following federal laws: the Comprehensive, Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Federal Water Pollution Control Act,

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the Clean Air Act, the Hazardous Materials Transportation Act, the
Clean Water Act and all applicable California laws concerning Hazardous
Materials.


         "Hazardous Material" shall mean any substance that is prohibited or regulated by Applicable Environmental Law.

         "Joint Use Agreement" shall mean the Joint Use Agreement executed concurrently herewith pursuant to which, on and after the Closing Date, the Company will occupy and use certain portions of the facilities at the Banting Site for a limited period of time as set forth therein.

         "Wafer Supply Agreement" shall mean the Supply Agreement executed concurrently herewith (to be effective as of the Closing Date) pursuant to which Motorola will manufacture and sell semiconductor wafers to the Company in accordance with the terms thereof.


         Accordingly, the parties agree as follows:

1.       Purchase of Assets; Assumption of Liabilities.

         1.01    Purchase.

         At the Closing Date (as defined in Section 6 below), except as set forth in Section 1.03 below, the Company shall transfer and deliver to Motorola, or cause to be transferred and delivered to Motorola, by appropriate instruments in a form reasonably satisfactory to Motorola, and Motorola shall acquire and accept, for the consideration hereinafter provided, all right, title and interest in and to all of the assets and properties of the Company located at the Banting Site including but not limited to:

         (a)     the real property at the Banting Site, as legally described in
                 Schedule 1.01 (a), comprised of parcels 1 to 3, inclusive, of parcel map no. 89-404, in the City of Irvine, County of Orange California, as per map recorded in book 269, pages 19 to 21, inclusive, of parcel maps, in the office of the County Recorder of said County, including such parcels of land and all buildings, improvements, structures, fixtures and all rights, privileges and easements appurtenant to the land, including all development rights, air rights, water, water rights and water stock relating to the land and any other easements, rights-of-way or appurtenances used in connection with the beneficial use and enjoyment of such parcels of land (the "Real Property");

         (b) all tangible personal property owned by the Company located at the Banting Site, including without limitation furniture, equipment, materials,

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                 raw material and work in process
                 inventories, supplies and consumable items;
         (c) the Company s rights under all licenses, permits, warranties, manuals, operating instructions, software, rights and privileges related to the wafer fabrication operations currently conducted by the Company at the Banting Site (the "Wafer Fab Operations");
         (d) the Company's rights under all service contracts, maintenance contracts, equipment leases, leases of other personal property, purchase orders and other contracts for the acquisition or maintenance of tangible or intangible personal property related to the Wafer Fab Operations; and
         (e) all books and records, including electronic records, which are related to the Real Property or necessary for conducting the Wafer Fab Operations.

         The assets, properties and rights to be acquired by Motorola hereunder, exclusive of the Excluded Assets (as defined below), are collectively referred to as the "Acquisition Assets." Should it be determined at any time up to one year after the Closing Date that any tangible or intangible assets which, pursuant to this Agreement, should have been transferred to Motorola are still in the Company's possession, the Company shall deliver them (or cause them to be delivered) promptly to Motorola, upon reasonable notice and without additional charge.

         1.02    Assumption of Liabilities.

         On and subject to the terms and conditions of this Agreement, Motorola agrees to assume and become responsible for all of the Assumed Liabilities as of the Closing Date, but no other obligation or liability of the Company. "Assumed Liabilities" means only those contracts and obligations in Schedule
1.02 attached hereto as updated by mutual agreement of the parties as of the Closing Date.


         1.03    Excluded Assets.

         Notwithstanding the foregoing, there shall be excluded from the assets, properties and rights to be conveyed to Motorola by the Company pursuant to this Agreement all of the following assets, properties and rights (the "Excluded Assets"):

         (a)     all the assets, properties and rights described in Schedule
                 1.03 attached hereto as updated by mutual agreement of the parties as of the Closing Date;

         (b)     all accounts receivable of the Company; and



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         (c)     all of the Company s Intellectual Property, except to the
                 extent included as part of the Acquisition Assets under
                 Section 1.01(c) hereof, and except to the extent licensed or covered under Section 7.11(a) hereof and the Wafer Supply Agreement. As used herein, the "Company s Intellectual Property" means every item of intellectual property the Company owns or otherwise has the right to use including every invention, patent application, patent, trade name, mark (whether a trademark, service mark or other mark), registration or application to register a mark, copyright, registration or application to register a copyright, mask work, registration or application to register a mask work, and trade secret.


2.       Consideration.

         2.01 Payment at Closing.

         The full consideration to be paid at the Closing by Motorola to the Company for the sale of the Acquisition Assets shall be as follows:


         (a) a cash payment of U.S. $100,905,472 by the wire transfer of same day funds the day before the Closing Date to the escrow account described in Section 6.01;

         (b) an executed non-interest bearing promissory note made by Motorola to the order of the Company (the "Buyer Note") in the form of Exhibit A attached hereto which note shall be in an aggregate principal amount equal to the agreed value of the Company's raw material and work-in-process inventories (except those, if any, included in the Excluded Assets) at the Wafer Fab Operations as of 4:00 p.m. on the Closing Date determined in a manner consistent with Schedule 2.01(b) attached hereto and shall provide for 2 equal principal payments 30 days and 60 days after Closing;

         (c) an additional cash payment equal to the sum of (i) the cost of any capital assets included in the Acquisition Assets which were (A) ordered on or before September 25, 1993 and received by the Company prior to the Closing Date, but had not been entered on the Company's capital asset register as of September 25, 1993, and (B) ordered after September 25, 1993 with Motorola's approval (which may be obtained before or after such order was placed) and received by the Company prior to 4:00 p.m. on the Closing Date plus (without duplication)
                 (ii) payments actually made prior to the Closing Date by the Company to third-party vendors of any capital assets which would have met the description of either clause (A) or (B) of clause (i) above in this Section 2.01(C) but for the fact that such


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                 items had not been physically received by the Company
                 as of the Closing Date (it being understood and agreed that the additional cash payment called for by this Section 2.01(C) shall be determined as of the Closing Date in a manner consistent with Schedule 2.01(C) attached hereto which Schedule reflects an aggregate payment of $3,210,378 as of the date of such Schedule, to be updated as mutually agreed by the parties as of the Closing Date); and;

         (d)     assumption of the Assumed Liabilities.

         2.02    Allocation.

         The consideration for the purchase of the Acquisition Assets shall be allocated among the assets as set forth in Schedule 2.02, which shall be mutually agreed to by the parties and attached prior to the Closing Date. Motorola and the Company will each file its federal and state income Tax Returns, as well as Form 8594, Asset Acquisition Statement, under Section 1060 of the Internal Revenue Code of 1986, as amended (the "Code"), on the basis of this allocation.

3.       Pre-Closing Covenants.

         3.01    Conduct of the Business Prior to the Closing Date.

         During the period from the date of this Agreement to the Closing Date, the Company shall conduct its Wafer Fab Operations according to its ordinary and usual course of business consistent with its customs and practices ("Ordinary Course of Business") and use its reasonable best efforts to maintain and preserve its business organization, prospects, and advantageous business relationships and retain the services of employees associated with the Wafer Fab Operations who are listed on Schedule 3.01 reasonably expected to transfer to Motorola. Schedule 3.01 contains a list of current Company employees involved in the Wafer Fab Operations to whom Motorola has offered employment to be effective January 1, 1994 (contingent on the Closing). The process of identifying the final list of employees to whom such employment will be offered by Motorola is in progress and the parties agree to update Schedule 3.01 with the final list as mutually agreed prior to Closing. The persons listed on such
Schedule 3.01 (as so updated) are referred to herein as the "Listed Employees."

         3.02    Forbearance by the Company.
         During the period from the date of this Agreement to the Closing Date, the Company shall not, without the prior written consent of Motorola, which Motorola shall not unreasonably withhold or delay:

         (a) except in the Ordinary Course of Business, sell or transfer, mortgage,

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                 encumber or otherwise dispose of any of its
                 properties or assets related to the Wafer Fab Operations, or cancel, release or assign any claims held by it;

         (b) except in the Ordinary Course of Business, make any capital expenditures or investments related to the Wafer Fab Operations;

         (c) enter into, amend or terminate any material contract or agreement related to the Wafer Fab Operations, or make any change in any of its material leases, licenses, agreements or contracts related to the Wafer Fab Operations, other than any renewals without adverse changes in terms;

         (d) increase in any manner the compensation or fringe benefits of any of its employees involved in the Wafer Fab Operations, except for regularly scheduled increases in the Ordinary Course of Business, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees, or become a party to, amend or commit itself to any pension, retirement, profit-sharing or welfare benefit plan or agreement or employment agreement with or for the benefit of, any such employee;

         (e) permit any insurance policy naming it as a beneficiary, a named insured or a loss payee and covering any of the Acquisition Assets to be canceled or terminated or any of the coverage thereunder to lapse unless, simultaneously with such termination or cancellation, or replacement policy or policies providing substantially the same or greater coverage with comparable insurance carriers are in full force and effect;

         (f) agree to, or make any commitment to, take any of the actions prohibited by this Section 3.02;

         (g) solicit, or authorize any person to solicit, from any third party, any inquiries or proposals relating to the disposition of all or any part of the Acquisition Assets (including by operation of law) by any person other than Motorola, or provide any such person with information (other than public information) or assistance or negotiate with any such person in furtherance of such inquiries or to obtain a proposal, and the Company shall promptly notify Motorola orally of all of the relevant details relating to all inquiries and proposals which it may receive relating to any of such matters;

         (h)     improperly maintain the Acquisition Assets; or

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         (i)     incorrectly or inaccurately maintain its books, accounts and records necessary for conducting the Wafer Fab Operations or that are related to the Real Property.


4.       Additional Agreements.

         4.01 Access and Information.

         The Company shall afford (or cause to be afforded) to Motorola, and to Motorola s accountants, counsel and other representatives, full access during normal business hours, during the period prior to the Closing Date, to all of the Company s properties, books, contracts, commitments, permits, business licenses and records to the extent reasonably necessary for purposes of facilitating the transactions contemplated by this Agreement. During such period, the Company shall promptly provide to Motorola a copy of each report, schedule and other document filed or received pursuant to the requirements of law that materially effects the Acquisition Assets.

         4.02    Expenses.

         Except as otherwise provided in this Agreement, each of the parties shall pay its respective costs and expenses (including legal fees) in connection with this Agreement and the transactions contemplated by this Agreement.

         4.03    Miscellaneous Agreements and Consents.

         (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to cooperate with the other and to use all reasonable efforts to take, or cause to be taken, all action, and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement. The Company will use its reasonable efforts to obtain consents of all third parties and governmental bodies necessary or, in the opinion of Motorola, desirable for the consummation of the transactions contemplated by this Agreement.

         (b) With respect to the E-Beam writer covered by the Company's existing Lease #251: (i) the E-Beam writer will be included in the Excluded Assets and the related lease will not be included in the Assumed Liabilities;
(ii) the Company will continue to make the lease payments and otherwise perform its obligations under such lease, the term of which ends in April 1995; (iii) within 30 days after the termination of such lease, the Company will either (A) purchase the equipment covered by such lease and transfer ownership of the same to Motorola free and clear of any lien, encumbrance or similar interest (with delivery at the Banting Site) or, at the Company's option, (B) pay $350,000 in cash to Motorola.


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         4.04    Filings.

         Motorola and the Company have filed Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "Hart-Scott Rodino Act") with the Federal Trade Commission ("FTC") and the Antitrust Division of the Department of Justice (the "Antitrust Division") and shall use reasonable efforts to respond as promptly as practicable to all inquiries received from the FTC or the Antitrust Division for additional information or
documentation.   Motorola and the Company will each take, or cause to be taken, all such other reasonable actions and will file, and, if appropriate, use its reasonable efforts to have declared effective or approved, all such other documents and notifications with governmental authorities which are necessary or appropriate for the consummation of the transactions contemplated by this Agreement, and each party shall give the other information reasonably requested by such other party pertaining to it reasonably necessary to enable such other party to take such actions.

         4.05    Title Insurance.

         The Company shall obtain and provide to Motorola for Motorola's benefit an ALTA owner's policy and title insurance for each parcel of real property conveyed to Motorola pursuant to this Agreement, in an amount and in the form specified in the Escrow Agreement (as defined in Section 6.01).

         4.06    Surveys.

         With respect to each parcel of real property that the Company owns, leases, or subleases, and as to which a title insurance policy is to be procured, the Company will procure a current survey of the real property certified to Motorola and Chicago Title Company, prepared by a licensed surveyor and conforming to current ALTA Minimum Detail Requirements for Land Title Surveys, disclosing the location of all improvements, easements, party walls, sidewalks, roadways, utility lines, and other matters shown customarily on such surveys, and showing access affirmatively to public streets and roads (the "Survey").

         4.07    Employees.

         (a) Motorola agrees to offer employment to all Listed Employees (as updated pursuant to Section 3.01) to be effective January 1, 1994.

         (b) The Company agrees to act as an independent contractor, providing all services reasonably necessary to continue Wafer Fab Operations in the Ordinary Course of Business through its employees, for the period between the Closing Date and 11:59:59 P.M. on December 31, 1993; provided that the Closing Date is on or

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before December 31, 1993 (the "Service Period"). Motorola shall within thirty
(30) days after the Closing Date pay a service fee to the Company in an amount to be mutually agreed upon by the parties prior to Closing (which amount shall be reasonably calculated to approximate the Company's cost of providing such services) as full payment therefor. The Company shall continue to maintain and be responsible for the cost of all benefits for its employees at the Wafer Fab Operations during the Service Period.

         (c) Motorola shall assume (as an Assumed Liability) the accrued unused vacation for those Listed Employees hired by Motorola corresponding to the amount set forth below (the "Assumed Vacation Accrual"):

                 0 to 4 years                      40 hours
                 5 to 9 years                      60 hours
                 10 to 14 years                    80 hours
                 Over 15 years                     100 hours

Company shall offset against the consideration received from Motorola pursuant to Section 2.01 or shall pay to Motorola as consideration for the assumption of the Assumed Vacation Accrual an amount equal to the value of such Assumed Vacation Accrual based upon the wages of the applicable employees in effect immediately prior to the Closing Date (the "Vacation Accrual Value").

         4.08    Sales Tax.

         The parties agree that Motorola and Company shall each be responsible for one-half of any sales tax with respect to the sale of the Acquisition Assets hereunder.


5.       Conditions.

         5.01 Conditions to Each Party's Obligation to Close.

         The respective obligations of Motorola and the Company to consummate the purchase and sale of the Acquisition Assets and related transactions as contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following conditions (except as each party may have waived the condition(s) in writing):

        (a) All applicable waiting periods under the Hart-Scott-Rodino Act shall have expired.

        (b) The Wafer Supply Agreement and Joint Use Agreement have been concurrently executed, and will have an effective date as of the Closing Date.



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        (c)  The Agreement among the Company, Motorola and AT&T dated as of
             December 8, 1993 Granting Consent to Use of Licensed Technology remains in full force and effect.


       5.02  Conditions to Obligations of the Company to Close.

       The obligations of the Company to consummate the sale of the Acquisition Assets and related transactions as contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (except as the Company may have waived the condition(s) in writing):

        (a) Representations and Warranties. The representations and warranties of Motorola set forth in Section 8 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and the Company shall have received a signed certificate from a Vice President of Motorola to that effect.

        (b) Performance of Obligations. Motorola shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and the Company shall have received a signed certificate from a Vice President of Motorola to that effect.

        (c) Permits, Authorizations, Etc. Motorola shall have obtained any and all material permits, authorizations, consents or approvals required to be obtained by Motorola under this Agreement for the lawful consummation of the transactions contemplated by this Agreements.

        (d) Legal Opinions. The Company shall have received a legal opinion, in form and substance satisfactory to the Company from Dirk H. Buikema, Division Counsel of Motorola, on the issues of corporate authority and due authorization.

       (e) Absence of Certain Litigation. On the Closing Date there shall be no injunction, restraining order or order of any nature issued by, or being requested from, any court of competent jurisdiction which directs that any transactions contemplated by this Agreement shall not be consummated as herein provided or compels Motorola to dispose of or keep separate either a portion of the business conducted by Motorola or the Acquisition Assets, nor shall there be instituted, pending or threatened any action, suit or proceeding by any governmental agency or regulatory or administra-tive agency or commission challenging this Agreement or any of the transactions contemplated by this Agreement or, which seeks to



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                 restrain or prevent such Agreement or transactions, or which would affect Motorola's rights to operate, own or control any part of the Acquisition Assets.

       (f)       Additional Instruments and Satisfaction.  Motorola shall have
                 (i) delivered the consideration referred to in Section 2.01 and such additional instruments, consents and documents as the Company reasonably deems necessary to carry out the purposes of this Agreement, (ii) performed such acts as the Company reasonably deems appropriate, and all other proceedings, documents and other items contemplated by this Agreement shall be satisfactory in form and substance to the Company.

       5.03      Conditions to Obligations of Motorola to Close.

       The obligation of Motorola to consummate the purchase of the Acquisition Assets and related transactions as contemplated hereby shall be subject to the fulfillment at or prior to the Closing Date of the following additional conditions (except as Motorola may have waived the condition(s) in writing):

       (a) Representations and Warranties. The representations and warranties of the Company set forth in Section 7 hereof shall be true and correct in all material respects as of the Closing Date as though made on and as of the Closing Date, and Motorola shall have received signed certificates from the President and Chief Financial Officer of the Company to that effect.

       (b) Performance of Obligations. The Company shall have in all material respects performed all obligations required to be performed by it under this Agreement prior to the Closing Date, and Motorola shall have received signed certificates from the President and Chief Financial Officer of the Company to that effect.

       (c) Permits, Authorizations, Etc. The Company shall have obtained any and all consents or waivers from other parties to material agreements, leases, instruments or other contracts, and from governmental agencies or authorities needed for consummation of the transactions contemplated by this Agreement and shall have obtained any and all material permits, authorizations, consents or approvals required for the lawful consummation of the transactions contemplated by this Agreement.

       (d) Legal Opinion. Motorola shall have received a legal opinion, in form and substance satisfactory to Motorola, from Messrs. Gibson, Dunn & Crutcher, counsel to the Company, to the effect set forth in attached Schedule 5.03(d).


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(e)   Absence of Certain Litigation.  On the Closing Date, there shall be no injunction, restraining order or order of any nature issued by, or being requested from, any court of competent jurisdiction which directs that any transaction contemplated by this Agreement shall not be consummated as herein provided or compels Motorola to dispose of or discontinue or keep separate a portion of the business conducted by Motorola or of the Acquisition Assets, nor shall there be instituted, pending or threatened any action or proceeding by any governmental agency or regulatory or administrative agency or commission challenging this Agreement or any of the transactions contemplated hereby or which seeks to restrain or prevent such Agreement or transactions or which would affect Motorola's rights to operate, own or control any part of the Acquisition Assets.

(f) Books, Records. The Company shall have transferred and delivered (or caused to be transferred and delivered) to Motorola, by documents satisfactory in form and substance to Motorola, all of the books and records currently in its possession which are necessary for the conduct of the Wafer Fab Operations by Motorola on and after the Closing Date or are related to the Real Property.

(g) Estoppel. Motorola shall have received an estoppel certificate substantially in the form of Schedule 5.03(g) from The Irvine Company.

(h)   Additional Instruments.  The Company shall have delivered to
      Motorola the instruments described in Section 1.01 and such additional instruments, consents and documents contemplated by this Agreement or reasonably deemed appropriate by Motorola and performed such acts as Motorola reasonably deems necessary to carry out the purposes of this Agreement.

(i) Reasonable Satisfaction. All other proceedings and documents and other items in connection with the transactions contemplated by this Agreement shall be satisfactory in form and substance to Motorola.

(j)   Deed and Title Policy.  The Escrow Holder (as defined in
      Section 6.01) shall be prepared to record the grant deed delivered by Company and to issue the title policy strictly in accordance with the terms of Escrow Agreement (as defined in Section 6.01).

(k) FIRPTA. Company shall have delivered to Motorola an affidavit of non-foreign status in accordance with Section 1445 of the Internal Revenue Code in form reasonably satisfactory to Motorola.



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6.     Closing and Escrow.

       6.01 Escrow. The parties have entered into or will enter into a separate escrow agreement with respect to the delivery and recordation of certain documents and the transfer of certain funds with respect to consummation of the purchase and sale of the Acquisition Assets contemplated hereby (the "Escrow Agreement"), substantially in the form attached as Schedule
6. On or before December 21, 1993 the parties shall open an escrow ("Escrow") pursuant to the terms of the Escrow Agreement with Chicago Title Company, 825
N. Broadway, Santa Ana, California 92701, Attention: Susie Jacobsen ("Escrow Holder") by executing and delivering the Escrow Agreement to Escrow Holder. Except as is set forth in Schedule 6 and this Section, the execution and exchange of documents for the closing of the purchase and sale of the Acquisition Assets and the other transactions contemplated by this Agreement shall take place at the offices of Gibson, Dunn & Crutcher on December 21st and 22nd 1993, or such later date or other location as may be necessary for the performance of the conditions set forth herein but in no event later than March 31, 1994. The recording of documents and disbursement of funds by the escrow holder as provided in the Escrow Agreement shall take place on December 23, 1993, or such later date or other location as may be necessary for the performance of the conditions set forth herein but in no event later than March 31, 1994 (the "Outside Closing Date"). The date the Grant Deed (as defined below) is recorded in the Official Records of Orange County, California by Escrow Holder in accordance with the Escrow Agreement is referred to herein as the "Closing Date" and the "Closing" shall be deemed to take place at the time of such recordation. If, however, any applicable waiting period provided for in Section 7A of the Hart-Scott-Rodino Act applicable to Motorola's acquisition shall not have expired by that date, the Closing and Closing Date shall take place as soon as reasonably possible following the expiration of such waiting period (but in no event later than March 31, 1994).

       6.02      Additional Escrow Instructions.

        The Company and Motorola agree to execute such additional and supplemental escrow instructions as may be appropriate to enable the Escrow Holder to comply with the terms of this Agreement; provided, however, that in the event of any conflict between the provisions of this Agreement and any supplementary escrow instructions, the terms of this Agreement shall control.

       6.03      Closing Procedures.

       The execution and exchange of documents and payment of consideration into escrow shall take place at the Closing, subject to the recording and delivery of documents and disbursement of funds by Escrow Holder pursuant to the Escrow Agreement on the Closing Date. All documents shall be deemed delivered on the date the grant deed delivered by the Company is recorded. In the event the Closing does

December 16, 1993                                                       Page 13
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
not occur on or before the Outside Closing Date, Escrow Holder shall, unless it is notified by both parties to the contrary within five (5) days after the Outside Closing Date, return to the depositor thereof any items which may have been deposited hereunder together with interest on any funds being returned by Escrow Holder.

       6.04      Deposits into Escrow by Company.

       At least one (1) business day prior to the Closing Date, Company shall make the following deliveries into Escrow to be handled by Escrow Holder in accordance with the terms of the Escrow Agreement:

       (a) A Grant Deed in the form reasonably satisfactory to Motorola executed and acknowledged on behalf of Company (with documentary transfer taxes to be shown on a separate non-recorded affidavit);

       (b) A Bill of Sale in the form reasonably satisfactory to Motorola, duly executed on behalf of Company;

       (c) Instructions for the disbursement of the Cash Payments (as defined in Section 6.05 below); and

       (d) Such other documents and instruments as are reasonably requested by Escrow Holder in order to comply with the terms and conditions of the Escrow Agreement.

       6.05      Deposits into Escrow by Motorola.

       At least one (1) business day prior to the Closing Date, Motorola shall make the following deliveries into Escrow to be handled by Escrow Holder in accordance with the terms of the Escrow Instructions:

       (a)       The Cash Payments (as defined below);

       (b) Such other documents and instruments as are reasonably requested by Escrow Holder in order to comply with the terms and conditions of the Escrow Agreement.

For purposes hereof, the "Cash Payments" shall mean (A) the sum of (1) the cash payments pursuant to Sections 2.01(a) and (c), (2) the prorations pursuant to
Section 6.06 below, (3) Motorola's portion of any sales tax payment pursuant to
Section 4.08; (B) reduced by the Vacation Accrual Value pursuant to Section 4.07(c). In the event that any of the foregoing amounts cannot be determined by the time the Cash Payments are to be deposited into Escrow as provided above, the parties shall reasonably agree upon the estimated amount of such item, subject to final adjustment



December 16, 1993                                                       Page 14
Revision 7
payment(s) within thirty (30) days after the Closing Date or as soon as the amounts can be accurately ascertained. Motorola and Company shall inform Escrow Holder of the agreed-upon amount of the Cash Payments to be delivered through the Escrow by a joint supplemental escrow instruction to be delivered to Escrow Holder at least one (1) business day prior to the Closing Date.


       6.06      Prorations and Apportionments.

       (a) The following items shall be prorated and apportioned as of 4:00 p.m. on the Closing Date, so that the Company shall bear all expense with respect to such items for the period preceding such date and time and Motorola shall bear all expense with respect to such items thereafter:

         (i) All operating leases and maintenance or service contracts included in the Assumed Liabilities;

         (ii) All expenses of the Real Property (not included in Section 6.06(a) above) including taxes (including personal property taxes on personal property included in the Acquisition Assets), real property assessments, water rates and sewer fees, if any, assessments and membership fees of associations in which Motorola will acquire a membership in connection with its purchase of the Real Property, gas, electricity and other utility charges, any unfixed meter charges, if any (apportioned on the basis of the last meter readings), license and permit fees and other expenses customarily prorated. If possible, in lieu of prorating, utilities and other expenses shall be contracted for in the name of Motorola as of the Closing Date. In any event, Motorola shall have all prorated utilities and other expenses contracted for in the name of Motorola as soon as reasonably practicable after the Closing Date.

       6.07      Payment of Adjustments to Cash Payment Items.

       Either party owing the other party a sum of money based on adjustments with respect to the amounts included in the Cash Payments pursuant to Section
6.05 above after the Closing Date shall promptly pay that sum to the other party, together with interest thereon at the rate of ten percent (10%) per annum to the date of payment if payment is not made within 10 days after mutual agreement of the amount due.

       6.08      Costs and Expenses.

       The Company shall pay the costs of the survey of the Real Property, the premium and other costs and expenses for the title policy and the cost of documentary

December 16, 1993                                                       Page 15
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
or other transfer taxes applicable to the sale. Motorola and the Company shall share equally all other costs and charges of the escrow for the purchase and sale of the Acquisition Assets.

       6.09      Possession.

       Subject to Section 4.07(b) and the Joint Use Agreement, possession of the Real Property and the other Acquisition Assets will be delivered to Motorola at 4:00 p.m. on the Closing Date.


7.     Representations and Warranties of the Company.

       The Company represents and warrants to Motorola that:

       7.01      Ownership of Assets.

       (a) As of the Closing Date the Company shall convey, and Motorola will receive good, exclusive and marketable title to all of the Acquisition Assets, free and clear of any liens, claims, debts, security interests, judgments, mortgages or other encumbrances of any kind, except for the rights of vendors, suppliers and equipment lessors associated with liabilities of the Company which are included in the Assumed Liabilities. The representation and warranty made in this Section 7.01(a) does not apply to the Real Property.

       (b) The Acquisition Assets shall include all those assets, rights and properties, tangible and intangible, owned or leased by the Company which are needed to conduct the Wafer Fab Operations as conducted by the Company (other than the items referred to in Section 4.03 hereof).

       7.02      Organization and Authority.

       The Company is duly organized, validly existing and in good standing under the laws of the State of Delaware, has corporate power to own all of its properties and assets and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing in the State of California. The Company has all necessary Federal, state and local authorizations to own or lease the Acquisition Assets and to carry on its Wafer Fab Operations (it being understood that, to the extent previously disclosed to Motorola, certain of the equipment used in the Wafer Fab Operations is covered by a "permit to construct" which will need to be finalized).

       7.03      Investment.

       The Company (a) understands that the Buyer Note has not been, and will not be,


December 16, 1993                                                    Page 16
Revision 7
registered under the Securities Act of 1933, as amended (the
"Securities Act"), or under any state securities laws, and is being offered and sold in reliance upon federal and state exemptions, (b) is acquiring the Buyer Note solely for its own account for investment purposes, and not with a view to the distribution thereof, (c) has received certain information concerning Motorola and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in holding the Buyer Note, (d) is able to bear the economic risk and lack of liquidity inherent in holding the Buyer Note, and (e) is an Accredited Investor (as defined in Regulation D under the Securities Act).

    7.04      Charter Documents.

    The Company has furnished Motorola with true, complete and correct copies of its Certificate of Incorporation and its By-laws, certified by its Secretary.

    7.05      Authorization.

    (a) The Company has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by the Company's Board of Directors and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as limited by bankruptcy and other laws of general application and relating to or affecting enforcement of creditors' rights and except as limited by the availability of equitable remedies.

    (b) Except as set forth in Schedule 7.05 (b) attached hereto, no notice to, filing with, or authorization, consent or approval of, any government or governmental agency or authority is necessary on the part of the Company for the consummation of the transactions contemplated by this Agreement.

    7.06 [intentionally omitted]

    7.07 Properties, Leases and Licenses.

    (a)  The tangible personal property included in the Acquisition
         Assets which is of material importance to the Wafer Fab Operations (which expressly excludes all items expended or consumed in the ordinary course of manufacturing) has been maintained in accordance with normal industry practice, is in good operating condition and repair (subject to normal wear

December 16, 1993                                                       Page 17
Revision 7
         and tear), is suitable for the purposes
         for which it presently is used and, to the best knowledge of the Company, is free from material defects (patent and latent).

    (b)  With respect to the Real Property:

         (i) there are no (A) pending or, to the knowledge of Company, threatened condemnation proceedings relating to such property, (B) pending or to the knowledge of the Company, threatened litigation or administrative actions against the Company or the Real Property relating to the Real Property, or (C) other matters known to the Company having a material adverse impact on the current use of the Real Property;

         (ii) the property is not located within any flood plain or subject to any similar type restriction for which any permits or licenses necessary to the use thereof have not been obtained;

         (iii) to the best knowledge and belief of the Company, except as otherwise previously disclosed to Motorola, all facilities have received all approvals of governmental authorities (including licenses and permits) required in connection with the ownership or operation thereof and have been operated and maintained in all material respects in accordance with applicable laws, rules, and regulations including, without limitation, all building, zoning, environmental, health and safety laws and regulations (including, but not limited to, earthquake, life and safety systems and handicap laws, including without limitation, the Americans with Disabilities Act all state and local disable person access laws applicable thereto) which affect the use and operation thereof, and the Company has not received any notice of violation of law or municipal ordinance, order or requirement from any governmental agency having jurisdiction over the Property, and knows of no facts which would constitute grounds for receiving any notice of a material violation of any such law, municipal order or requirement;

         (iv) there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any party or parties the right of use or occupancy of any portion of the parcel of real property;



December 16, 1993                                                       Page 18
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

                 (v) except for the "Permitted Title Exceptions" set forth in the Escrow Agreement, there are no outstanding options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein;

                 (vi) there are no parties (other than the Company) in possession of the Real Property;

                 (vii) all facilities located on the parcel of real property are supplied with utilities and other services necessary for the operation of such facilities, including gas, electricity, water, telephone, sanitary sewer, and storm sewer, all of which services are adequate in accordance with all applicable laws, ordinances, rules, and regulations and are provided via public roads or via permanent, irrevocable, appurtenant easements benefiting the parcel of real property; and

                 (viii) except for the "Permitted Title Exceptions" set forth in the Escrow Agreement, to the knowledge of Company, there are no liens, restrictions or other encumbrances against the title to the Real Property which will be binding upon Motorola or the Real Property after the Closing Date and which will materially adversely affect the use or value of the Real Property.

With respect to the representation and warranty set forth in Section 7.08(viii) above, Motorola waives any right to proceed against Company to the extent any nondisclosed matter is covered by the title insurance policy procured by Company pursuant to the Escrow Agreement.

         7.08    Inventories.

         All inventories of raw materials and work-in-process related to the Wafer Fab Operations to be included in the Acquisition Assets, which are assigned a value in Schedule 2.01(b) attached hereto, consist only of items of a quality and quantity usable or salable by the Company in the Ordinary Course of Business. All such inventory is merchantable and fit for the purpose for which it was procured or manufactured, and none of which is slow-moving, obsolete, damaged, or defective. It is understood and agreed that in the event that any of the wafers within the inventories covered by this Section 7.08 are later designated by the Company to be scrap material, the provisions of the Wafer Supply Agreement will govern the consequences of scrapping such material and, as a result, any such event will not be deemed a breach of this Section 7.08.


December 16, 1993                                                     Page 19
Revision 7

         7.09    Commitments.

         To the best knowledge and belief (after due inquiry and investigation) of the Company, except as disclosed in Schedule 7.09 attached hereto, all contracts and agreements included in the Assumed Liabilities are valid, binding, enforceable, fully assignable and in full force and effect and will not expire prior to January 1, 1994 (except for such contracts and agreements which will be renewed on substantially similar economic terms). Neither the Company nor, to the best knowledge of the Company, any other party to any such contract or agreement is in default, or will be in default upon Closing Date, under any such contract or agreement (including, but not limited to, any event which would, with the giving of notice or the passage of time or both, constitute an event of default). True, correct and complete copies of all such written contracts and agreements have been previously given to Motorola. The Company is not a party to any employment, consulting or similar agreement with or for the benefit of any of its employees involved in the Wafer Fab Operations. The Company does not expect that any change is reasonably likely to occur in the relationships of the Company with suppliers to its Wafer Fab Operations which change would be materially adverse to the Wafer Fab Operations (provided that this representation and warranty shall not include changes in such relationships arising due to this transaction).

         7.10    Absence of Certain Changes.

         Since September 25, 1993 there has not been:

         (a) any change in the nature of the Wafer Fab Operations, or manner of conducting the Wafer Fab Operations which has had, or may reasonably be expected to have, a material adverse effect on the Wafer Fab Operations;

         (b) any material damage, destruction or other casualty loss (whether or not covered by insurance) affecting the Acquisition Assets;

         (c) any increase in the compensation payable or to become payable by the Company to any Listed Employees or to agents directly involved in the Wafer Fab Operations over the amount paid, at September 25, 1993, other than normal merit increases, increases which are not material and increases consented to by Motorola in writing;

         (d) any sale, lease, transfer or assignment of any of the Acquisition Assets, tangible or intangible, other than nonmaterial transfers (such as transfers of finished goods) for a fair consideration in the Ordinary Course of Business;

December 16, 1993
Revision 7                                                               Page 20

         (e) any material acceleration, termination, modification or cancellation of any contract, lease, sublease, license, or sublicense (or series of related contracts, leases, subleases, licenses, and sublicenses) relating to the Wafer Fab Operations or the Real Property to which the Company is a party or by which it is bound;

         (f) any delaying or postponing by the Company (beyond practice in the Ordinary Course of Business) of the payment of accounts payable and other liabilities related to the Wafer Fab Operations;

         (g) any loan to, or entry into any other transaction with, any of the Listed Employees substantially involved in the Wafer Fab Operations outside the Ordinary Course of Business;

         (h) any entry into or commitment to enter into any employment contract or collective bargaining agreement, written or oral, with Listed Employees or modification of the terms of any such existing contract or agreement;

         (i) any adoption of (A) bonus, (B) profit-sharing, (C) incentive compensation, (D) pension, (E) retirement, (F) medical, hospitalization, life, or other insurance, (G) severance, or
                 (H) other plan, contract, or commitment for any Listed Employees, or any modification or termination of any such existing plan, contract or commitment; or

         (j)     any commitment to do any of the foregoing.

         7.11    Intellectual Property.

         (a) Pursuant to law, the Company owns or has the right to use under license, sublicense, agreement, or permission all Relevant Intellectual Property. As used herein, "Relevant Intellectual Property" means only the copyrighted works, mask works, and trade secrets which are owned or used by the Company and which are necessary for the conduct of the Wager Fab Operations by Motorola on and after the Closing Date. Immediately after the Closing Date, each item of Relevant Intellectual Property is hereby licensed to Motorola by the Company as otherwise will be available for use by Motorola on identical terms and conditions to those under which each item of Relevant Intellectual Property is used or is available for use by the Company.

         (b)     With respect to each such item of Relevant Intellectual
                 Property:

December 16, 1993                                                       Page 21
Revision 7

                 (i) the license, sublicense, agreement, or permission covering the item is legal, valid, binding, enforceable, and in full force and effect;

                 (ii) the license, sublicense, agreement, or permission will continue to be legal, valid, binding, enforceable, and in full force and effect on identical terms to those available to the Company;

                 (iii) neither the Company nor to the Company's knowledge any other party to the license, sublicense, agreement, or permission is in breach or default, and no event has occurred which with notice or lapse of time would constitute a breach or default or permit termination, modification, or acceleration thereunder;

                 (iv) neither the Company nor to the Company's knowledge any other party to the license, sublicense, agreement, or permission has repudiated any provision thereof;

                 (v) with respect to each sublicense, the representations and warranties set forth in subsection (a) above and this subsection (b) are true and correct with respect to the underlying license;

                 (vi) the underlying item of Relevant Intellectual Property is not subject to any outstanding judgment, order, decree, stipulation or injunction; and

                 (vii) no complaint, action, suit, proceeding, hearing, investigation, claim, or demand is pending or, to the Company s knowledge, is threatened which challenges the legality, validity, or enforceability of the underlying item of Relevant Intellectual Property.


         7.12    Undisclosed Liabilities.

         To the best knowledge of the Company, except for the Assumed Liabilities, there are no liabilities of the Company of any kind whatsoever attributable to pre-Closing activities, whether or not accrued and whether or not contingent or absolute, in respect of which Motorola may properly be held liable at or after the Closing Date as a result of the consummation of the transactions contemplated by this Agreement. This representation and warranty does not apply to liabilities under Applicable Environmental Law.



December 16, 1993                                                       Page 22
Revision 7

         7.13    Insurance.

         Schedule 7.13 sets forth the following information with respect to each insurance policy covering any of the Acquisition Assets (including policies providing property, casualty, liability, and workers' compensation coverage and bond and surety arrangements) to which the Company has been a party, a named insured, or otherwise the beneficiary of coverage at any time within the past four years:

         (a)     the name, address, and telephone number of the agent;

         (b) the name of the insurer, the name of the policyholder, and the name of each covered insured;

         (c)     the policy number and the period of coverage;

         (d) the scope (including an indication of whether the coverage was on a claims made, occurrence, or other basis) and amount (including a description of how deductibles and ceilings are calculated and operate) of coverage; and

         (e) a description of any retroactive premium adjustments or other loss-sharing arrangements.

         The Company has been covered during the past four years by insurance in scope and amount customary and reasonable for the business in which it has engaged during the aforementioned period. Schedule 7.13 describes any self-insurance arrangements affecting the Company.

         7.14    Litigation.

         The Company (i) is not subject to any unsatisfied judgment, order, decree, stipulation or injunction and (ii) is not a party or, to the knowledge of the Company, threatened to be made a party to any charge, complaint, action, suit, proceeding, hearing, or investigation of or in any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator which is attributable to pre-Closing activities by the Company and which could reasonably be expected to have an adverse impact on the Acquisition Assets.


         7.15    Taxes.

         (a) The Company has filed all Tax Returns (as defined below) that it was required to file. All such Tax Returns were correct and complete in all material respects. All Taxes shown as due on such Tax Returns have



December 16, 1993                                                       Page 23
Revision 7
                 been paid. There are no security interests on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax (as defined below). "Tax" means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not. "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.


       (b) The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, creditor, independent contractor, or other third party.


       7.16      Employees.

       The Company is not a party to or bound by any collective bargaining agreement, nor has it experienced any strikes, grievances, claims of unfair labor practices, or other collective bargaining disputes. The Company has not committed any unfair labor practice. The Company does not have any knowledge of any organizational effort presently being made or threatened by or on behalf of any labor union with respect to employees of the Company. No work stoppage involving the Company is pending or, to the best of the Company's knowledge, threatened. Neither the Company nor, to the best of the Company's knowledge, any supplier of the Company, is involved in, or threatened with or affected by, any labor dispute, arbitration, lawsuit or administrative proceeding which could materially and adversely affect the Acquisition Assets. Employees of the Company are not represented by any labor union nor are any collective bargaining agreements otherwise in effect with respect to such employees.

       7.17      Employee Benefits.

       The Company Profit Sharing Plan is a qualified plan under I.R.C. Section 401(a), as amended. The Company s Wafer Fab Operations constitute a "trade or business" under I.R.C. Section 401(k)(10)(A)(ii) and I.R.C. Regulation Section 1.401(k)-1(d). The Acquisition Assets constitute substantially all the assets used in that trade or business for the purposes of I.R.C. Section 401(k)(10)(A)(ii) and I.R.C. Regulation Section 401(k)-1(d). The Company has no benefit plan insured by the Pension Benefit Guaranty Corporation.



December 16, 1993                                                       Page 24
Revision 7

 7.18     [intentionally omitted]

 7.19     Environment, Health, and Safety.

          Except as otherwise previously disclosed, to the best knowledge of the Company with respect to the Acquisition Assets:

 (a) The Company, its predecessors and its affiliates each has complied with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) concerning the environment, public health and safety, and employee health and safety, and no charge, complaint, action, suit, proceeding, hearing, investigation, claim, demand, or notice has been filed or commenced against any of them alleging any failure to comply with any such law or regulation.

(b) The Company has no liability (and there is no basis related to the past or present operations, properties, or facilities of its respective predecessors and affiliates for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against giving rise to any liability) under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Resource Conservation and Recovery Act of 1976, the Federal Water Pollution Control Act of 1972, the Clean Air Act of 1970, the Safe Drinking Water Act of 1974, the Toxic Substances Control Act of 1976, the Refuse Act of 1899, or the Emergency Planning and Community Right-to-Know Act of 1986 (each as amended), or any other law (or rule or regulation thereunder) of any federal, state, local, or foreign government (or agency thereof), concerning release or threatened release of hazardous substances, public health and safety, or pollution or protection of the environment.

(c) The Company has no liability (and none of the Company and its respective predecessors and affiliates has handled or disposed of any substance, arranged for the disposal of any substance, or owned or operated any property or facility in any manner that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to any statute) against the Company giving rise to any liability) for damage to any site, location, or body of water (surface or subsurface) or for illness or personal injury.

(d) The Company has no liability (and there is no basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand against the Company giving rise to any liability) under the Occupational Safety and Health Act, as amended, or any other law (or

December 16, 1993                                                       Page 25
Revision 7
         rule or regulation thereunder) of any
         federal, state, local, or foreign government (or agency thereof) concerning employee health and safety.

    (e) The Company has no liability (and the Company has not exposed any employee to any substance or condition that could form the basis for any present or future charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand (under the common law or pursuant to statute) against giving rise to any liability) for any illness of or personal injury to any employee.

    (f) The Company has obtained and been in compliance with all the terms and conditions of all permits, licenses, and other authorizations which are required under, and has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in, all federal, state, local, and foreign laws (including rules, regulations, codes, plans, judgments, orders, decrees, stipulations, injunctions, and charges thereunder) relating to public health and safety, worker health and safety, and pollution or protection of the environment, including laws relating to emissions, discharges, releases, or threatened releases of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes into ambient air, surface water, group water, or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, or chemical, industrial, hazardous, or toxic materials or wastes.

    (g) All properties and equipment used by the Company (or any predecessors or affiliates) have been free of asbestos, PCB's, methylene chloride, trichloroethylene, 1, 2-trans-dichloroethylene, dioxins, dibenzofurans, and Extremely Hazardous Substances (as defined in Section 302 of the Emergency Planning and Community Right-to-Know Act of 1986, as amended).

    (h) All product labeling of the Company has been in conformity with applicable laws (including rules and regulations thereunder).

    (i) No pollutant, contaminant, or chemical, industrial, hazardous, or toxic material or waste ever has been buried, stored, spilled, leaked, discharged, emitted, or released on any real property that Company (or predecessor or affiliate) owns or ever has owned or that Company (or predecessor or affiliate) leases or ever has leased.


December 16, 1993                                                       Page 26
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



       7.20      Legal Compliance.

       Except as otherwise previously disclosed, to the best knowledge of the Company with respect to the Acquisition Assets, the Company has complied in all material respects with all laws (including rules and regulations thereunder) of federal, state, local, and foreign governments (and all agencies thereof) which affect any of the Acquisition Assets.

       7.21      [intentionally omitted]

       7.22      Brokers and Finders.

       Neither the Company nor any officers, directors, stockholders or employees has employed any broker or finder or incurred any liability for any financial advisory fees, brokerage fees, commissions or finders' fees, and no broker or finder has acted directly or indirectly for the Company in connection with this Agreement or the transactions contemplated hereby.

       7.23      [intentionally omitted]

       7.24      Disclosure.

       No written representation, statement or information made or furnished by the Company (or any agent) to Motorola in this Agreement contains any statement of a material fact that was untrue when made or omits or shall omit any material fact necessary to make the information contained in such representation, statement or information not misleading.

       7.25      Other Agreements.

       Except as otherwise previously disclosed, to the best knowledge of the Company with respect to the Acquisition Assets, the Company is not a party to or bound by any agreement requiring Motorola to pay any royalty, fee or other payment in connection with conducting Wafer Fab Operations.


8.     Representations and Warranties of Motorola.

       Motorola represents and warrants to the Company that:

       8.01      Organization and Authority.

       Motorola is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware, has corporate power to own all of its properties


December 16, 1993                                                       Page 27
Revision 7
                 and assets and to carry on its business as it is now being conducted.

       8.02      Authorization.

       Motorola has the corporate power and authority to enter into this Agreement and to carry out its obligations hereunder. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all corporate proceedings on the part of Motorola which are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement is a valid and binding obligation of Motorola enforceable against Motorola in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to or affecting enforcement of creditors' rights and except as limited by the availability of equitable remedies.

       Neither the execution, delivery and performance of this Agreement by Motorola, nor the consummation of the transactions contemplated hereby, nor compliance by Motorola with any of the provisions hereof or thereof will (i) violate, conflict with, or result in a breach of any provisions of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under (x) the Certificate of Incorporation or Bylaws of Motorola or (y) any material note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Motorola is a party or by which Motorola may be bound, or by which it is, or any of its properties or assets may be subject, except for such violations, conflicts, breaches and defaults which would not, in the aggregate, have a material adverse effect on the business, results of operations, prospects or financial condition of Motorola and its subsidiaries taken as a whole, or (ii) subject to compliance with the statutes and regulations referred to in the next paragraph, to Motorola's knowledge, violate any material judgment, ruling, order, writ, injunction, decree, statute, rule or regulation applicable to Motorola or any of its properties or assets.

       Other than in connection with or in compliance with the provisions of the Delaware General Corporation Law and the Hart-Scott-Rodino Act, to Motorola's knowledge, no notice to, filing with, or authorization, consent or approval of, any public body or authority is necessary for the consummation by Motorola of the transactions contemplated by this Agreement.


9.     Termination.

       9.01  Termination of Agreement.

       Certain of the parties may terminate this Agreement as provided below:


December 16, 1993                                                      Page 28
Revision 7

       (a) Motorola and the Company may terminate this Agreement by mutual written consent at any time prior to the Closing Date;

       (b) Motorola may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date in the event the Company is in breach, and the Company may terminate this Agreement by giving written notice to Motorola at any time prior to the Closing Date in the event Motorola is in breach of any material representation, warranty, or covenant contained in this Agreement in any material respect;

       (c) Motorola may terminate this Agreement by giving written notice to the Company at any time prior to the Closing Date if the Closing Date shall not have occurred on or before March 31, 1994 by reason of the failure of any condition precedent (unless the failure results primarily from Motorola breaching any representation, warranty, or covenant contained in this Agreement); or

       (d) the Company may terminate this Agreement by giving written notice to Motorola at any time prior to the Closing Date if the Closing Date shall not have occurred on or before March 31, 1994 by reason of the failure of any condition precedent (unless the failure results primarily from the Company breaching any representation, warranty, or covenant contained in this Agreement).

        9.02     Effect of Termination.

       In the event of termination, this Agreement shall forthwith become void and there shall be no liability on the part of either Motorola or the Company, or their respective officers or directors except in the case of a willful breach. Obligations with respect to confidentiality, under the agreement attached as Schedule 9.02, shall survive termination of this Agreement.


10.    Indemnification.

       10.01     Indemnification by the Company.

       Subject to the limitations contained in this Section 10, the Company agrees to indemnify and hold harmless Motorola and its Affiliates and its Subsidiaries against and in respect of any or all of the following, including any damage, expense, loss, claims, incidental and consequential damages, and any such amounts related to, arising from or caused by the following:


December 16, 1993                                                       Page 29
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



         (a) all liabilities of any nature, whether accrued, absolute, contingent or otherwise, arising from, caused by or attributed to any act or omission by the Company on or prior to the Closing Date, including, without limitation:

                 (i) all tax liabilities, if any, accrued in respect of or measured by the Company's, or any affiliated or predecessor company's income for any period prior to the Closing Date, or arising out of transactions entered into, or any set of facts existing, prior to the Closing Date;

                 (ii) any and all losses, liabilities, damages or obligations resulting from or relating to any claim or action by any creditor, potential creditor or person claiming any proprietary or equity interest in the Acquisition Assets or the Wafer Fab Operations questioning the validity of or otherwise seeking to rescind the transfer of all right, title and interest in the Acquisition Assets and the Wafer Fab Operations to Motorola;

                 (iii) any and all losses, liabilities, damages or obligations relating to any liability of the Company to the Pension Benefit Guaranty Corporation, or to any multiemployer plan, which is enforced or which is attempted to be enforced against either the Acquisition Assets or the Wafer Fab Operations;

                 (iv) any and all losses, liabilities, damages or obligations resulting from or relating to any claim or action by any Company employee related to or resulting from inaccurate personnel file information provided to Motorola or the validity of the Company's obtaining a Company employee's authorization for disclosure of such information;

                 (v) all actions, suits, proceedings, claims, demands, assessments (whether asserted prior to or following the Closing Date), judgments, costs and expenses incident to any of the foregoing;

                 (vi) any Hazardous Material storage, use, manufacture, transportation, disposal, release, discharge or emission by the Company, including, but not limited to, the Wafer Fab Operations, on or prior to the Closing Date;


December 16, 1993                                                       Page 30
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



                 (vii) with respect to Hazardous Material other than trichloroethylene ("TCE"), any Hazardous Material which is found to be present in or on the Real Property, on or prior to Closing Date as a result of any acts or omissions of the Company on or prior to the Closing Date;

                 (viii) the exposure to any Hazardous Material on or prior to the Closing Date, of any existing or former Company employee engaged in the Wafer Fab Operations or its related activities, or any other person engaged in activities on the Real Property, the presence of which is attributable to any act or omission of the Company on or prior to the Closing Date; and

                 (ix) any disposal into any landfill or other disposal facility of a Hazardous Material by the Company or by any person to whom Hazardous Materials have been directly or indirectly delivered, by the Company including, but not limited to, the Wafer Fab Operations.

         (b) all damage or deficiency resulting from the inaccuracy of a representation or warranty made by the Company in this Agreement, or resulting from a misrepresentation, breach of warranty or nonfulfillment of an agreement, or covenant contained herein, upon the part of the Company under, or in a document delivered in connection with, this Agreement or from a misrepresentation in or omission from a certificate or other instrument furnished or to be furnished to Motorola hereunder, and all claims relating to a matter covered by any such representation or warranty, whether or not such claim is valid;

         (c) with respect to TCE Hazardous Material, any TCE which is found to be present in or on the Real Property (or other real property, on which the presence of TCE is claimed to be the result of the Wafer Fab Operations or related activities taking place on the Real Property), at any time on or prior to the Closing Date or after the Closing Date, other than TCE which is proved to be present in or on the Real Property (or such other real property) as a result of disposal, release, discharge or emission by Motorola or which is proved to be present in or on the Real Property (or such other property) as a result of disposal, release, discharge or emission by a new source which had not begun any of the activities which result in any such disposal, release, discharge or emission prior to the Closing Date.


December 16, 1993                                                     Page 31
Revision 7

         10.02     Indemnification by Motorola.

         Subject to the limitations contained in this Section 10, Motorola agrees to indemnify and hold harmless the Company and its Affiliates and its Subsidiaries against and in respect of any or all of the following, including any damage, expense, loss, claims, incidental and consequential damages, and any such amounts related to, arising from or caused by the following:

         (a) all liabilities of any nature, whether accrued, absolute, contingent or otherwise, arising from, caused by or attributed to any act or omission by Motorola after the Closing Date, including without limitation:

                 (i) any Hazardous Material storage, use, manufacture, transportation, disposal, release, discharge or emission by Motorola in connection with the use of the Acquisition Assets after the Closing Date;

                 (ii) any Hazardous Material which is found to be present in or on the Real Property as a result of acts or omissions of Motorola after the Closing Date;

                 (iii) the exposure to any Hazardous Material after the Closing Date of any person engaged in activities on the Real Property, provided the presence of such Hazardous Material is not the result of any act of omission by the Company on or prior to the Closing Date; and

                 (iv) any disposal after the Closing Date into any landfill or other disposal facility of a Hazardous Material by Motorola or by any person to whom Hazardous Materials have been directly or indirectly delivered in connection with the use by Motorola of the Acquisition Assets; and

         (b) all damage or deficiency resulting from the inaccuracy of a representation or warranty made by Motorola in this Agreement, or resulting from a misrepresentation, breach of warranty or nonfulfillment of an agreement, or covenant contained herein, upon the part of Motorola under, or in a document delivered in connection with, this Agreement or from a misrepresentation in or omission from a certificate or other instrument furnished or to be furnished to the Company hereunder, and all claims relating to a matter covered by any such representation or warranty, whether or not such claim is valid.



December 16, 1993                                                       Page 32
Revision 7

         10.03     Matters Involving Third Parties.

         If any third party shall notify any party hereto (the "Indemnified Party") with respect to any matter which may give rise to a claim for indemnification against any other party (the "Indemnifying Party") under this Section, then the Indemnified party shall notify each Indemnifying Party thereof promptly; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is damaged.

         In the event any Indemnifying Party notifies the Indemnified Party within 15 days after the Indemnified Party has given notice of the matter giving rise to the claim that the Indemnifying Party is assuming the defense thereof, (a) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of the Indemnifying Party s choice reasonably satisfactory to the Indemnified Party, (b) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel to the extent the Indemnified Party reasonably concludes that the counsel the Indemnifying Party has selected has a conflict of interest), (c) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party, such consent not to be unreasonably withheld), and (d) the Indemnifying Party will not consent to the entry of any judgment with respect to the matter, or enter into any settlement which does not include a provision whereby the plaintiff or claimant in the matter releases the Indemnified Party from all liability with respect thereto, without the written consent of the Indemnified Party such consent not to be unreasonably withheld.

         However, in the event that the Indemnifying Party does not notify the Indemnified Party with 15 days after receipt of notice from the Indemnified Party, that the Indemnifying Party will be assuming the defense thereof, the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it deems appropriate.

         10.04     Other Indemnification Provision.

         The foregoing indemnification provisions are in addition to, and not in derogation of, any statutory or common law remedy any party may have for breach of representation, warranty, or covenant.



December 16, 1993                                                       Page 33
Revision 7

         10.05     Tax Indemnification Procedure.

         If any Tax arises out of the Wafer Fab Operations or the Acquisition Assets before the Closing Date is assessed or claimed on or after such date by a taxing authority, Motorola shall notify the Company and it will take over the defense of each such tax claim as well as the liability for any settlement, penalty, interest or tax due. Motorola will take such action as is necessary to cooperate in any proceedings with respect to any such tax or proposed tax.

         If any Sales Tax payment arising out of Motorola s purchase of the Acquisition Assets is challenged by a taxing authority, Motorola and the Company shall mutually agree on the defense of such claim and split the cost of such defense equally. Any additional tax, penalty or interest shall be split equally. Any tax refund shall likewise be split equally.


         11.     Miscellaneous.

         11.01     Survival.

         With the exception of (i) the representations and warranties with respect to the condition of certain Acquisition Assets in Sections 7.07(a) and
7.08 hereof, which shall survive the Closing Date for one (1) year, (ii) any representation and warranty covering Taxes which shall survive until expiration of applicable statute(s) of limitation and (iii) the license and other rights granted to Motorola pursuant to Section 7.11 hereof which shall survive the Closing Date forever, all of the other representations and warranties of the parties contained in Sections 7 and 8 of this Agreement shall survive the Closing Date hereunder for five (5) years. All of the covenants and indemnities of the parties contained in this Agreement shall survive the Closing Date forever.

         11.02     Press Releases and Announcements.

         No party shall issue any press release or announcement relating to the subject matter of this Agreement prior to the Closing Date without the prior written approval of the other parties; provided, however, that any party may make any public disclosure it believes in good faith is required by law or regulation (in which case the disclosing party will advise the other parties prior to making the disclosure).

         11.03     No Third Party Beneficiaries.

         This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.





December 16, 1993                                                      Page 34
Revision 7

         11.04     Entire Agreement.

         This Agreement (including the documents referred to herein) constitutes the entire agreement between the parties and supersedes any prior understandings, agreements, or representations by or between the parties, written or oral, that may have related in any way to the subject matter hereof.

         11.05     Succession and Assignment.

         This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other party; provided, however, that Motorola may (i) assign any or all of its rights and interests hereunder to one or more of its Subsidiaries and (ii) designate one or more of its Subsidiaries to perform its obligations hereunder (in any or all of which Motorola nonetheless shall remain liable and responsible for the performance of all of its obligations hereunder).

         11.06     Counterparts.

         This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

         11.07     Headings.

         The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

         11.08     Notices.

         All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Company:

                 Corporate Secretary
                 Western Digital Corporation
                 8105 Irvine Center Drive
                 Irvine, California  92713



December 16, 1993                                                       Page 35
Revision 7

         If to Motorola:

                 Corporate Secretary
                 Motorola Inc.
                 1303 East Algonquin Road
                 Schaumburg, Illinois  60196


         Any party may give any notice, request, demand, claim, or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other party notice in the manner herein set forth.

         11.09     Governing Law.

         This Agreement shall be governed by and construed in accordance with the internal laws (and not the law of conflicts) of the State of California.

         11.10     Amendments and Waivers.

         No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Company and Motorola. No waiver by any party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

         11.11     Severability.

         Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction declares that any term or provision hereof is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or



December 16, 1993                                                       Page 36
Revision 7
unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

         11.12     Construction.

         The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. Nothing in the Schedules shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Schedules identify the exception with reasonable particularity and describes the relevant facts in reasonable detail. The parties intend that each representation, warranty, and covenant contained herein shall have independent significance.
If any party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty, or covenant.

         11.13     Incorporation of Exhibits and Schedule.

         The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

         11.14     Specific Performance.

         Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter (subject to the provisions set forth below), in addition to any other remedy to which it may be entitled, at law or in equity.

         11.15     Alternative Dispute Resolution.

         The parties will attempt to settle any claim or controversy arising out of this Agreement through consultation and negotiation in good faith and in a spirit of mutual cooperation. If those attempts fail, then such dispute will be mediated by a mutually-


December 16, 1993                                                       Page 37
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
acceptable mediator to be chosen by the parties within fifteen (15) business days after written notice by one of the parties demanding mediation. Neither the Company nor Motorola may unreasonably withhold consent to the selection of the mediator. By mutual agreement, however, the Company and Motorola may postpone mediation until the Company and Motorola have each completed some specified but limited discovery regarding the dispute. The parties may also mutually agree to replace mediation with some other form of alternative dispute resolution ("ADR"), such as neutral fact-finding or a mini-trial.

         Any dispute which the parties cannot resolve through negotiation, mediation or another form of ADR within forty-five (45) days of the date of the initial demand for ADR by one of the parties may be submitted to any federal or state court of competent jurisdiction located in the State of California for resolution. The Company and Motorola agree to waive any objection to personal jurisdiction or venue in any forum located in the State of California. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to affect adversely the rights of any party. Nothing in this Section 11.15 will prevent any party from resorting to judicial proceedings if (i) good faith efforts to resolve the dispute under these procedures have been unsuccessful, or (ii) interim relief from a court is necessary to prevent serious and irreparable injury to such party.

         11.16     Mutual Release.

         Motorola releases the Company and the Company releases Motorola from every claim of infringement of every patent (whether a U.S. patent or otherwise) for any acts carried out anywhere in the world at any time on or before the Closing Date.


         11.17     [Intentionally Omitted]


         11.18     [Intentionally Omitted]


12.      Post-Closing Activities.

         12.01     Further Assistance.

         From and after the Closing Date, upon the request of Motorola, the Company shall execute, acknowledge and deliver to Motorola (or cause to be executed, acknowledged and delivered by others) all such further bills of sale, assignments, transfers, conveyances, and other documents, in a form reasonably satisfactory to Motorola, as may be required to convey, transfer and deliver to Motorola, and protect Motorola's right, title and interest in the Acquisition Assets, and as otherwise may be


December 16, 1993                                                       Page 38
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
appropriate to carry out the transactions contemplated by this Agreement.

         12.02     Regulatory Filings.

         Each of the parties hereto will furnish to the other parties hereto such necessary information and reasonable assistance as such other parties may reasonably request in connection with its preparation of necessary filings or submissions to any governmental agency.

         12.03     [intentionally omitted]

         12.04     Litigation and IRS Support.

         In the event and for so long as any party actively is contesting or defending against any charge, complaint, action, suit, proceeding, hearing, investigation, claim, or demand in connection with (i) any transaction contemplated under the agreement or (ii) any fact, situation, circumstance, status, condition, activity, practice, plan, occurrence, event, incident, action, failure to act, or transaction on or prior to the Closing Date involving the Company, each of the other parties will cooperate with the contesting or defending party and his or its counsel in the contest or defense, make available his or its personnel, and provide such testimony and access to his or its books and records as shall be necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending party (unless the contesting or defending party is entitled to indemnification therefor).


         IN WITNESS WHEREOF, Motorola, and the Company have caused this Agreement to be signed by their respective corporate seals to be affixed hereto, all as of the date first written above.


MOTOROLA INC.,                                  WESTERN DIGITAL CORPORATION,
a Delaware Corporation                          a Delaware Corporation

By:__________________________                   By:__________________________
    Murray A. Goldman                                A. Travis White
    Senior Vice President                            Executive Vice President
     and Assistant General Manager                    Group General Manager
    Semiconductor Products Sector                    Microcomputer Products


December 16, 1993                                                      Page 39
Revision 7

                          WESTERN DIGITAL CORPORATION
                            8105 IRVINE CENTER DRIVE
                               IRVINE, CA  92718
                                 (714) 932-5000


                                                                    Dated as of
                                                              December 23, 1993
Motorola Inc.
6501 William Cannon Drive West
Austin, TX  78721

Attn:   Richard Timmins
        Vice President/Controller
        Microcontroller Technologies Group
        Mail Drop OE16

Dear Rick:
           Reference is made to the Asset Purchase Agreement dated as of December 16, 1993 (the "Agreement") by and between Motorola Inc. ("Motorola") and Western Digital Corporation (the "Company"). As used herein, the terms "Closing" and "Closing Date" shall have the meanings ascribed to them in the Agreement. In consideration of the mutual promises contained herein, Motorola and the Company hereby agree as follows:

           1. Section 2.01(b) of the Agreement provides for calculation of the amount to be paid by Motorola to the Company for raw material and work-in-process inventories based on Schedule 2.01(b) to the Agreement, to be updated as of 4:00 p.m. on the Closing Date. The parties have agreed to use the dollar amount set forth in such Schedule 2.01(b) ($6,735,267.65) for purposes of the Closing and hereby agree to adjust that amount to reflect the final raw material and work-in-process schedule which will be prepared in a manner consistent with such Schedule 2.01(b) and will be available after the Closing. If the adjusted amount is higher than the amount used for Closing, Motorola will pay the additional amount to the Company in two equal installments at the time of payments on the Buyer Note. If the adjusted amount is lower, then the difference will be offset against the two installments due under the Buyer Note.

           2. Sections 3.01 and 4.07 of the Agreement, as well as other sections of the Agreement, refer to "Listed Employees" as reflected in Schedule
3.01 to the Agreement. Such Schedule 3.01 has been prepared as of the most recent

Motorola Inc.
Page 2


practicable time prior to the Closing; however, the parties are continuing the process of determining whether certain additional Company employees (approximately 15 or less in number) will become "Listed Employees" subject to such additional employees qualifying under Motorola's employment policies. The persons to be added to the list of "Listed Employees" will be designated in writing by Motorola in its discretion prior to January 1, 1994.

        3. Schedule 1.03 (Excluded Assets) to the Agreement contains, among other things, a schedule of excluded supplies which will need to be updated as of 4:00 p.m. on the Closing Date. Since this update will not be available until after the Closing, the parties agree to complete such update in a manner consistent with the schedule of excluded supplies which is included in such Schedule 1.03 as of the Closing.

        4. The allocation referred to in Section 2.02 of the Agreement will be completed and agreed to by the parties by January 30, 1994.


                                Very truly yours,
                                Western Digital Corporation


                                By:_____________________________
                                       Timothy J. Leyden
                                       Vice President and
                                 Controller, Microcomputer Products


Accepted to and accepted
as of the date first
written above:

Motorola Inc.


By:______________________________
         Richard Timmins
    Vice President and Controller
  Microcontroller Technologies Group

                LIST IDENTIFYING CONTENTS OF OMITTED SCHEDULES
                   PURSUANT TO REGULATION S-K ITEM 601(B)(2)


           Schedule 1.01(a)         Description of Real Property
           Schedule 1.02            Assumed Liabilities
           Schedule 1.03            Excluded Assets
           Schedule 2.01(b)         Raw Material/WIP
           Schedule 2.01(c)         Capital Float
           Schedule 3.01            Listed Employees
           Schedule 5.03(d)         Legal Opinion by Gibson Dunn & Crutcher
           Schedule 5.03(g)         Estoppel Certificate
           Schedule 6               Joint Escrow Instructions
           Schedule 7.05(b)         Government Approvals and Consents
           Schedule 7.09            Excluded Contracts
           Schedule 7.13            Insurance Information
           Schedule 9.02            Confidentiality Agreement

           Registrant will furnish supplementally a copy of any omitted schedule to the Commission upon request.

                                   EXHIBIT A


                                PROMISSORY NOTE


$6,735,267.65                                               December 23, 1993

    FOR VALUE RECEIVED, Motorola, Inc., the undersigned promises to pay to the order of Western Digital Corporation or holder the sum of Six Million Seven Hundred Thirty-Five Thousand, Two Hundred Sixty-Seven and 65/100 dollars ($6,735,267.65) payable in two (2) equal installments, thirty (30) and sixty
(60) days from the date hereof.

    At the option of the holder, this note shall become immediately due and payable without notice or demand upon occurrence of any of the following events: (a) voluntary or involuntary filing of a petition in bankruptcy or for reorganization; (b) application for appointment or appointment of a Receiver; or (c) assignment for the benefit of creditors or adjudication in bankruptcy by or against the undersigned.

    The liability of the undersigned hereunder shall be absolute and unconditional. Maker hereby waives presentment, demand for payment, notice of dishonor, protest, and any and all notices and demands in connection with the performance, default or enforcement of this note.

    All amounts in arrears to bear interest at the rate of one and a half percent per month or the legal maximum until finally paid. If after any default, the holder shall place this note with an attorney for collection, then, if permitted by law, the undersigned agrees to pay all costs and expenses of such action, and a reasonable attorney's fee.


Witness:


_________________________             _____________________________
                                       Richard F. Timmins
                                       Vice President and Controller
                                       Microcontroller Technologies Group
                                       Motorola Inc.



             END OF EXHIBIT 1 TO FORM 8-K